Exhibit 5.1

[SET LOGO OF MAYER BROWN, ROWE & MAW]
July 13, 2006	Mayer, Brown, Rowe & Maw LLP 71 South Wacker Drive Chicago, Illinois 60606-4637 Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrownrowe.com
National Coal Corp. 8915 George Williams Road Knoxville, Tennessee 37923

Re: Exchange of 10.5% Senior Notes Due 2010

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by National Coal Corp., a Florida corporation (the “Company”), of a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission, pursuant to which the Company is registering under the Securities Act of 1933, as amended, an aggregate of $55,000,000 in principal amount due at maturity of the Company’s 10.5% Senior Notes due 2010 (the “Exchange Notes”) for issuance in exchange for the Company’s outstanding 10.5% Senior Notes due 2010 (the “Outstanding Notes”). The Registration Statement also covers the guarantees of the Exchange Notes (the “Guarantees”) by National Coal Corporation and NC Railroad, Inc., both Tennessee Corporations (the “Subsidiary Guarantors”).

The Exchange Notes and the Guarantees will be issued pursuant to an Indenture, dated December 29, 2005 (the “Indenture”), by and among the Company, the Subsidiary Guarantors and Wells Fargo Bank National Association, as trustee (the “Trustee”). The Exchange Notes will be issued in exchange for the Outstanding Notes on the terms set forth in the Registration Statement and the Letter of Transmittal filed as an exhibit thereto (the “Exchange Offer”).

In connection with this opinion, we have examined copies of the Registration Statement, the Indenture, the Exchange Notes and such other documents and have made such other inquiries and investigations of law as we have deemed necessary or appropriate to enable us to render the opinion expressed below. We have assumed: (i) the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof; and (ii) that the Indenture is a legal and binding obligation of the Trustee. As to certain factual matters, we have relied upon certificates of officers of the Company and have not sought independently to verify such matters.

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MAYER, BROWN, ROWE & MAW LLP

The Board of Directors

July 13, 2006

Our opinions are expressed only with respect to the federal laws of the United States of America and the laws of the State of New York. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.        When the Exchange Notes have been duly executed and delivered by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture, and exchanged for the Outstanding Notes in accordance with the terms of the Exchange Offer, the Exchange Notes will constitute valid and binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether in a proceeding in equity or at law.

2.        When the Exchange Notes have been duly executed and delivered by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture, and exchanged for the Outstanding Notes in accordance with the terms of the Exchange Offer, the Guarantees by the Subsidiary Guarantors will constitute valid and binding obligations of the Subsidiary Guarantors, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether in a proceeding in equity or at law.

With regard to our opinion in paragraph 2 above relating to the valid and binding obligation of the guarantee of the Exchange Notes by those Subsidiary Guarantors, we have relied on the opinion of Charles W. Kite, General Counsel of National Coal Corp. as to the existence and corporate power of such Subsidiary Guarantors and the due authorization of, and the execution and delivery of, the Guarantees by such Subsidiary Guarantors.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Mayer, Brown, Rowe & Maw LLP

MAYER, BROWN, ROWE & MAW LLP